UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2004

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On October 26, 2004, we issued a press release announcing our financial results for the quarter ended September 30, 2004.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 25, 2004, Wayne Inouye resigned from our Board of Directors.

Item 8.01.  Other Events.

On October 26, 2004 we reported our financial results.  Net income in the third quarter of 2004 increased 114.7% to $12.4 million, or $0.45 per diluted share, compared to net income in the third quarter of 2003 of $5.8 million, or $0.23 per diluted share.  Earnings per share in the third quarter of 2004 were calculated based on 29.2 million shares outstanding, inclusive of the 2.9 million shares underlying our senior convertible notes.  Consolidated net sales increased 18.3% to $354.9 million from $300.1 million in the third quarter of 2003.

Guitar Center.  During the third quarter, we opened one large format Guitar Center store in Glen Burnie, Maryland and small format stores in South Bend, Indiana, Kalamazoo, Michigan, Baton Rouge, Louisiana and Peoria, Illinois.  Net sales from Guitar Center stores increased 17.8% to $272.3 million in the third quarter of 2004 compared to $231.2 million in the same period last year.  Comparable store sales increased 9% for the quarter.  Sales from new stores contributed $20.3 million and represent 49.5% of the total increase in Guitar Center store sales.

Gross margin, after buying and occupancy costs, was 26.4% compared to 24.9% in the year-ago period.  This increase reflects higher than expected selling margin, reduced freight expense and leveraging of occupancy costs due to the strong comparable store sales increase.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.8% of net sales versus 20.9% in the third quarter of 2003.  The improvement is primarily due to leveraging on sales and increased operational efficiencies.

Musician’s Friend.  Third quarter direct response net sales increased 21.7% to $71.8 million from $59.0 million in the comparable period last year.

Gross margin for the quarter was 31.3% compared to 32.3% in the third quarter of 2003.  The decrease in gross margin resulted primarily from a reduced selling margin.  Selling, general and administrative expenses for the direct response division were 21.1% of net sales versus 21.6% in the prior year period.  The decrease primarily reflects leveraging on sales and increased operational efficiencies.

American Music.  During the third quarter, net sales from American Music stores increased 8.1% to $10.7 million from $9.9 million in the same period of 2003.  American Music comparable store sales for the quarter were flat.

Third quarter gross margin for the American Music stores was 33.6% compared to 32.5% in the year-ago period.  The increase primarily reflects a shift in product mix due in part to the previously announced acquisition of Karnes Music’s band and orchestra business as well as reduced shrink expense.  Selling, general and administrative expenses were 45.6% of net sales versus 50.9% in the same period last year.  The improvement is primarily due to a decrease in advertising and bad debt expense and leveraging from a higher sales base.  In line with expectations, we incurred an operating loss of $1.3 million for the third quarter for these stores.

Liquidity and Interest Expense.  At September 30, 2004, we held cash balances of $11.8 million and had no borrowings drawn under our line of credit.  Interest expense in the third quarter of 2004 was $1.3 million compared to $4.3 million in the third quarter of 2003.  The reduction in interest expense is due primarily to the retirement of $67 million in 11% senior notes through a $100 million 4% convertible bond offering completed in June 2003.  The reduced after-tax interest expense benefited earnings by $0.05 per diluted share in the third quarter.

Pro Forma Data.  We have prepared pro forma data applicable to the three and nine months ended September 30, 2004 to supplement our results determined under applicable generally accepted accounting principles (GAAP).  This information should be read in conjunction with our financial statements prepared under GAAP which are attached to this release.

As previously indicated in our July 1, 2004 8-K filing, holders of Guitar Center 4.0% Senior Convertible Notes due 2013 may, if they elected, have converted the notes into common stock during the conversion period commencing July 16, 2004 and continuing through and including October 14, 2004.  As the notes were and will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable GAAP will be determined pursuant to the “if-converted” method.  Based on recent pronouncements of the Financial Accounting Standards Board, or FASB, the “if-converted” method of accounting is expected to be required by GAAP for all future periods, regardless of the trading price of our common stock.

The following pro forma data reflects the impact to diluted earnings per share without using the “if-converted” method for the three and nine months ended September 30, 2004.  This method assumes conversion of convertible securities at the beginning of the respective reporting periods.  We have provided this pro forma data in light of the pending change in GAAP applicable to the convertible bonds and to enhance investor analysis of the earnings per share information.

Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.  The following table illustrates the adjustments assuming application of the “if-converted” method as of January 1, 2004 and reconciles the pro forma data to the financial statements:

	Three months ended September 30, 2004	Nine months ended September 30, 2004
	(In thousands, except per share amounts)
	(Unaudited)
Calculation of diluted earnings per share under GAAP
Net income	$12,411	$36,335
Add back interest, net of tax on 4% Senior Convertible notes (a)	733	733
Net income excluding interest expense on 4% Senior Notes	13,144	37,068

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	26,343	25,941

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	964

Diluted weighted average shares outstanding	29,235	26,905

Dilutive net income per share	$0.45	$1.38

Pro forma calculation of diluted earnings per share excluding effect of 4% Senior Convertibles Notes
Net income	$12,411	$36,335

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	26,343	25,941

Pro forma dilutive net income per share excluding shares on 4% Senior Convertible Notes	$0.47	$1.40

Pro forma dilutive effect from 4% Senior Convertible Notes	$(0.02)	$(0.02)

(a)                                  Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Notes, net of tax, using our effective tax rate of 38%.

(b)                                 Represents the assumed convertible shares outstanding on the 4% Senior Notes.

Financial Tables.  In addition to the information above, we hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.02 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: October 26, 2004
	By:	/s/ BRUCE ROSS
Bruce Ross
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated October 26, 2004.

99.2	Financial tables to press release, dated October 26, 2004.